EMPLOYMENT AGREEMENT

                  This Employment Agreement ("Agreement") is made as of December 29, 2008, between DECORATOR INDUSTRIES, INC. (the "Company" or "Employer"), a Pennsylvania corporation, and WILLIAM BASSETT ("Employee"), of Pasco County, Florida.

                  WHEREAS, Employee has been President and Chief Executive Officer of the Company, in which capacity his services have contributed materially to the successful operation of the Company's business;

                  WHEREAS, the parties entered into an employment agreement, dated August 2, 1994, and amended both on July 29, 2003 and on May 25, 2004 (collectively the "Prior Agreement"), and insofar as the Prior Agreement addressed the employment of Employee on and after January 1, 2008, the parties through this Agreement rescind and revoke the Prior Agreement, and enter into this Agreement to address the terms and conditions of Employee's employment by the Company on and after January 1, 2008.

                  NOW, THEREFORE, intending to be legally bound hereby, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the following terms and conditions:

         1. TERM. The Company will employ Employee and Employee accepts employment with the Company on the terms and conditions herein from January 1, 2008 until December 31, 2012 (the "Term"), unless earlier terminated as provided in paragraph 8.

         2. DUTIES. Employee shall use his best energies and abilities in performing such services and duties as are assigned to him by the Company's Board of Directors, and as he deems reasonably necessary for the benefit of the Company, in the capacity as an executive level consultant and adviser to the Company. His duties shall include assistance and advice to the President of the Company, review and advice regarding the Company's financial matters, strategic planning, and both due diligence for and the negotiation of acquisitions by the Company.

         3. COMPENSATION. During the Term of this Agreement, subject to the provisions of Sections 8 and 9, the Company shall pay to the Employee a base annual salary of $216,000, payable in monthly installments of $18,000 in accordance with the Company's established payroll policies.

         4. HEALTH INSURANCE BENEFITS.

             (a) During Employee's employment hereunder and subsequently for the life of Employee and/or his spouse, Employer shall pay or reimburse, as applicable, the following:

                 (i) the premiums required for the Employee and/or his spouse to participate in the Employer's group health plans. If Employee and/or his spouse are not eligible to participate in such group health plans, or if no such plans are maintained, the Employer shall reimburse the premiums required for Employee and/or his spouse to participate in Medicare Parts A, B and D (or other government health plan replacing Medicare) that would otherwise be borne by Employee, and the premiums for Medicare Supplement (Medigap) insurance coverage; and

                 (ii) premiums for a long-term care policy or policies, procured by the Company, covering Employee and his spouse; provided that, to the extent that such premiums on an annual basis exceed $10,744.98, Employee shall be responsible for paying such excess.

             (b) Without limitation of the provisions of Section 4(a), the following provisions shall apply after the termination of Employee's employment:

                 (i) During COBRA Continuation Period. To the extent permitted by applicable law and Employer's benefit plans, Employer shall maintain Employee's paid coverage for health insurance through the payment of Employee's COBRA premiums until the expiration of the COBRA Continuation Period. During the applicable period of coverage described in the foregoing sentence, the Employee shall be entitled to benefits, on substantially the same basis as would have otherwise been provided had Employee not been terminated. To the extent that such benefits are available under Employer's benefit plans and Employee had such coverage immediately prior to termination of employment, such continuation of benefits for Employee shall also cover the Employee's dependents for so long as Employee is receiving such benefits under this Section 4(b)(i). The COBRA Continuation Period for health insurance under this
              Section 4(b)(i) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan(s).

                 (ii) After COBRA Continuation Period. Following the conclusion of the COBRA Continuation Period described above (or, if sooner, the cessation of such coverage), Employer will reimburse Employee (or Employee's spouse, as applicable, net of applicable withholdings required by law) for the premium for Employee and/or his spouse to participate in Medicare Parts A, B and D (or other government health plan replacing Medicare), including the premiums for Medicare Supplement (Medigap) insurance coverage that would otherwise be borne by Employee.

         5.       LIFE INSURANCE.

             (a) The Company shall continue during Employee's employment hereunder to reimburse (net of applicable withholdings required by law) Employee for the premiums Employee pays on General American Life Ins. Policy No. 612860 (Policy 612860), so long as Policy 612860 is in effect. If Employee cancels, suspends or surrenders Policy 612860, he shall notify the Company before doing so, but giving such notice shall not create any right in the Company to make any claim against Policy 612860.

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

             (b) On or before December 31, 2008, the Company shall transfer American General Life Ins. Policy No. U10017109L ("Policy 10017109L") to Employee, and shall thereafter during Employee's employment hereunder reimburse (net of applicable withholdings required by law and plus the Gross-Up Payment (net of applicable withholdings) provided for in Section 7(b)) Employee for the premiums Employee pays on Policy 10017109L. If Employee cancels, suspends or surrenders Policy 10017109L, he shall notify the Company before doing so, but giving such notice shall not create any right in the Company to make any claim against Policy 10017109L.

         6. OTHER FRINGE BENEFITS.

             (a) During Employee's employment hereunder, Employee shall continue to receive other fringe benefits from the Company on no less favorable a basis than other employees of the Company of executive rank and status, except for benefits not legally available to Employee because of his status, compensation, age or similar factors, and subject to a maximum cost to the Company of $35,000 per year.

             (b) During Employee's employment hereunder, the Company shall provide Employee a computer for home use, linked to the Company's network and server.

         7. TREATMENT OF TAXABLE BENEFITS.

             (a) To the extent required by law, the Company will annually report as taxable wages and/or impute income to Employee the value of any taxable benefits, and all payments to the Employee shall be net of applicable withholdings as required by law.

             (b) To the extent that the reimbursement right provided in Section 5(b) shall be subject to income taxation under the federal Internal Revenue Code of 1986 (the "Code") ("Additional Tax"), Employee shall be entitled to receive, and the Company shall pay to Employee, with the reimbursement payment, an additional payment ("Gross-Up Payment") in an amount equal to the Additional Tax (including federal income tax on such Additional Tax, computed at the highest marginal personal income tax rate). Employer shall also pay to Employee in 2008 a Gross-Up Payment (net if applicable withholdings) in an amount equal to the Additional Tax due by Employee on the transfer of the American General Policy. Determination of any Gross-Up Payment shall be made by Louis Plung & Co. or such other recognized accounting firm mutually accepted by the Company and Employee.

             (c) Reimbursement to Employee for premiums under Sections 4 or 5 will be available only to the extent that: (i) such expense is actually incurred for any particular calendar year and reasonably substantiated;
         (ii) reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by Employee; and (iii) no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year. The Employee is not entitled to liquidate or exchange for another benefit any right to reimbursements or in-kind benefits under this Agreement. However, in the event that any benefit provided for in Sections 4 or 5 of this Agreement ceases to be commercially available, the Company shall use its commercially reasonable best efforts to provide the Employee with a substitute in-kind benefit or health or life insurance product which preserves for the Employee the practical realization of the benefits contemplated in this Agreement.

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

         8. TERMINATION.

             (a) The Company may involuntarily terminate the employment of Employee for his dishonesty or willful misconduct adversely affecting its business affairs, based on majority vote of the Company's Board of Directors and reasonable written notice to Employee of that vote.

             (b) If for any reason Employee becomes totally and permanently disabled, physically or mentally, so as to be unable to perform all of his duties hereunder, and the Employee is reasonably unlikely to recover to the extent necessary to resume his usual duties within 60 days, the Company by a majority vote of its Board of Directors may involuntarily terminate without cause the employment of Employee hereunder, effective a reasonable time after receiving written medical documentation of such total and permanent disability. The total and permanent disability of the Employee shall be substantiated by a written report of the Employee's regular physician or any other physician satisfactory to the Company and the Employee. The Employee agrees to make himself and his medical records available to such physician for the purposes of preparing such written report concerning his total and permanent disability.

             (c) If Employee dies during the Term, his employment hereunder shall terminate and the payment of compensation under Section 3 shall thereupon be discontinued; provided, however, the Company shall pay $108,000 to his designated payee, or if none, to the trustee of his revocable living trust, or if no trustee, to his estate. Any such payment shall be made within 60 days of the date of Employee's death. Notwithstanding such employment termination, the provisions of Section 4 of this Agreement shall survive for the benefit of Employer's spouse, if living, and the Company shall continue to be bound by such provisions of this Agreement.

             (d) The Employee may terminate his employment with the Company at any time upon 60 days advance written notice to the Company for "Good Reason." Good reason shall exist if the Company materially reduces the Employee's compensation payable under Section 3 of this Employment Agreement, or materially reduces the benefits or life insurance payable under Sections 4 and 5 of this Employment Agreement. In order for Employee to terminate for Good Reason, (i) the Employer must be notified by Employee in writing within 90 days of the event constituting Good Reason, (ii) the event must remain uncorrected by Employer for 30 days following such notice (the "Notice Period"), and
         (iii) such termination must occur within 60 days after the expiration of the Notice Period.

         9. SEVERANCE. Subject to the provisions of Section 17, in the event Employee's employment is involuntarily terminated without cause pursuant to
Section 8(b) or the Employee terminates his employment for Good Reason pursuant to Section 8(d)of this Agreement, then the Company shall:

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             (a) continue to pay to Employee the compensation under Section 3 of this Agreement for the remaining Term of this Agreement, in exchange for the Employee's agreement to be bound until December 31, 2014 by the confidentiality and non-compete provisions in Sections 10 and 11 of this Agreement; and

             (b) continue to provide the benefits set forth in Sections 4 and 5 of this Agreement.

         10. CONFIDENTIAL INFORMATION, ETC.

             (a) Employee recognizes and acknowledges that: (i) in his employment hereunder he will acquire information, which could include in whole or in part information concerning the Company's sales, sales methods and proposals, customers and prospective customers, amount or kind of customers' purchases from the Company, the Company's sources of supply, computer programs, processes, methods, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company's affairs (collectively the "Confidential Information"); (ii) the Confidential Information is the property of the Company; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (iv) it is essential to the protection of the Company's good will and to the maintenance of the Company's competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential Information to his own advantage or the advantage of others.

             (b) Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that he be restrained from (i) soliciting or inducing any employee of the Company to leave the employ of the Company, (ii) hiring or attempting to hire any employee of the Company, (iii) soliciting the trade of or trading with the customers and suppliers of the Company for any business purpose, and (iv) competing against the Company for a reasonable period.

         11. NON-COMPETE.

             (a) Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, disclose or make available to anyone for use outside the Company at any time, either during his employment by the Company or subsequent to the termination of his employment by the Company for any reason, including without limitation termination by the Company in a Termination for Cause or otherwise, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company.

             (b) Upon the termination of Employee's employment by the Company or by Employee for any reason, including without limitation termination by the Company in a Termination for Cause or otherwise, Employee shall promptly deliver to the Company all originals and copies of correspondence, financial and business records, reports, flow-charts, proposals and any documents concerning the Company's customers or concerning products or processes used by the Company and, without limiting the foregoing, shall promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

             (c) Employee agrees that during his employment by the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of the Company for any business purpose other than for the benefit of the Company. Employee further agrees that for a period of one year after termination of employment hereunder, Employee shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company, or solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any employee of the Company.

             (d) Employee covenants and agrees that during the period of his employment hereunder and for a period of one year after termination of employment hereunder, Employee shall not within the United States engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean any person, corporation or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services sold by the Company at any time and from time to time during the last two years prior to the termination of Employee's employment hereunder.

         12. INJUNCTIVE AND OTHER RELIEF.

             (a) Employee represents that his experience and capabilities are such that the provisions of paragraphs 10 and 11 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in said paragraphs.

             (b) In the event of a breach by Employee of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach whether or not the Company may also be entitled to recover damages hereunder.

             (c) It is the intention of the parties that the provisions of paragraphs 8 and 9 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

         13. ARBITRATION. Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Employment Dispute Rules of the American Arbitration Association by three independent and impartial arbitrators. Each party shall appoint one of such arbitrators, and the two arbitrators so appointed shall appoint the third arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Miami, Florida. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages.

         14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

         15. AMENDMENTS, WAIVERS, ETC. No amendment of any provision of this Agreement, and no postponement or waiver of any such provision or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless such amendment, postponement or waiver is in writing and signed by or on behalf of the Company and Employee. Notwithstanding the foregoing or any provision of this Agreement to the contrary, Employer may at any time (with the consent of the Employee) modify, amend or terminate any or all of the provisions of this Agreement or take any other action, to the extent necessary or advisable, to conform the provisions of this Agreement or the benefits provided thereunder with Section 409A of the Code, the regulations issued thereunder or an exception thereto.

         16. ASSIGNMENT. The rights and duties of the Company under this Agreement may be transferred to, and shall be binding upon, any person or company which acquires the Company or its business by merger, purchase or otherwise. Except as otherwise provided in this paragraph 16, neither the Company nor Employee may transfer any of their respective rights and duties hereunder except with the written consent of the other party hereto.

         17. SECTION 409A/TERMINATION OF EMPLOYMENT.

             (a) The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Code ("Section 409A"), the regulations issued thereunder or any exception thereto.

             (b) For purposes of this Agreement, Employee shall be considered to have experienced a termination of employment only if Employee has terminated employment with Employer and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg.ss.1.414(c)-2.
         Whether Employee has terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.

             (c) For purposes of Section 409A, each payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following the Employee's termination date and within the applicable 2 1/2month period specified in Treas. Reg.ss.1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg.ss.1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg.ss.1.409A-1(b)(9)(v)(B), and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg.ss.1.409A-1(b)(9)(iii). The Employee shall have no right to designate the date of any payment under this Agreement.

             (d) With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on permissible distribution event and at a specified time consistent with Section 409A of the Code. Employer reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account of a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of Employee) if the Employee is a "specified employee" (as defined in Section 409A of the Code and determined in accordance with the procedures established by Employer). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six-month anniversary of the date of termination. Notwithstanding any provision of this Agreement to the contrary, to the extent the timing of any payment or benefit due under this Agreement was modified pursuant to the transition guidance provided by the IRS concerning the time and form of payment, any such modification shall only apply to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be paid in 2008. To the extent any such payment cannot be made in 2008 under the transition guidance, such payment will be made in January 2009.

         18. INTERPRETATION, ETC. The Company and Employee have participated jointly in negotiating and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof shall arise favoring or disfavoring the Company or Employee because of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which either party would otherwise have. The paragraph headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

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


         19. INTEGRATION, COUNTERPARTS. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate to the subject matter hereof. Employee and the Company specifically revoke and rescind the Prior Agreement, and agree that it is of no force and effect, and is superseded by this Agreement, insofar as it relates to Employee's employment by the Company on and after January 1, 2008. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                          WITNESS the due execution hereof as of this 29th day
of December, 2008.


Attest:                                    DECORATOR INDUSTRIES, INC.


                                           By   /s/ Thomas L. Dusthimer
--------------------------------                --------------------------------
Corporate Seal                                  Thomas L. Dusthimer



                                           By  /s/ Joseph N. Ellis
                                               ---------------------------------
                                               Joseph N. Ellis


                                           By  /s/ Ellen Downey
                                               ---------------------------------
                                               Ellen Downey


Witness:                                   WILLIAM BASSETT


/s/ Darlene Bassett                           /s/  William Bassett
-------------------------------               ---------------------------------
                                              William Bassett

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